EXHIBIT 107: CALCULATION OF FILING FEE TABLES

Form S-4

(Form Type)

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP

HEALTHCARE TRUST OF AMERICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to Be Paid	Debt	3.875% Senior Notes due 2025 (2)	457(f), 457(o)	$250,000,000	$250,000,000	$92.70 per $1,000,000	$23,175
	Debt	3.625% Senior Notes due 2028 (2)	457(f), 457(o)	$300,000,000	$300,000,000	$92.70 per $1,000,000	$27,810
	Debt	2.400% Senior Notes due 2030 (2)	457(f), 457(o)	$300,000,000	$300,000,000	$92.70 per $1,000,000	$27,810
	Debt	2.050% Senior Notes due 2031 (2)	457(f), 457(o)	$300,000,000	$300,000,000	$92.70 per $1,000,000	$27,810
	Total Offering Amounts				$1,500,000,000		$106,605
	Total Fees Previously Paid						$0
	Total Fee Offsets						$0
	Net Fee Due						$106,605

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)

The notes will be obligations of Healthcare Trust of America Holdings, LP. Healthcare Trust of America, Inc. will guarantee, on a full and unconditional basis, the obligations of Healthcare Trust of America Holdings, LP under the notes. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $92.70 per $1.0 million of the proposed maximum aggregate offering price.